PROSPECTING REPORT

ON THE

WC1 & WC2 CLAIMS

VERNON AREA

SOUTHEASTERN, BRITISH COLUMBIA

VERNON MINING DISTRICT

NTS: 82 L 05 E

LATITUDE: 50 DEGREES 21MINUTES
LONGITUDE: 119 DEGREES 31MINUTES
UTM GRID:  5581000 N
                       320000 E

PREPARED FOR:

COUGAR HOLDINGS INC.
10655 N.E. 4TH ST.,  SUITE 400
BELLEVUE WA  98004

WILLIAM E. LUMLEY B. Sc.
FEBRUARY 21, 2002

TABLE OF CONTENTS

INTRODUCTION	1

LOCATION AND ACCESS
TOPOGRAPHY AND PHYSIOGRAPHY
PROPERTY STATUS
PROPERTY HISTORY

GEOLOGICAL SETTING	2

REGIONAL GEOLOGY
PROPERTY GEOLOGY & DISCUSSION

CONCLUSION AND RECOMMENDATIONS	7

REFERENCES	8

STATEMENT OF QUALIFICATIONS	9

INTRODUCTION

LOCATION AND ACCESS

The WC1 & WC2 claims are Four-Post Mineral claims located 21 kilometers north of Vernon and 16 kilometres south southwest of Falkland in the Okanagan region of south-central British Columbia.  The claims rests on the Thompson Plateau centred at 50 degrees 21 minutes 27 seconds North Latitude and 119 degrees 31minutes 17 seconds West Longitude (UTM Co-Ordinates 5581000 N. 320000 E) near Ewers Creek.  Ewers Creek flows east 2.5 kilometres where it joins Equesis Creek (Six-Mile Creek) south to the north arm of Okanagan Lake.  Siwash Rock Mountain and Pinaus Lake lie 1.0 kilometre north and 7 kilometres northwest of the claims respectively.

Access to the claim is gained by driving south on Westside Road to Six Mile Road, 10.3 kilometres to the McGregor Main Logging Road and west 7.0 km. to the central part of the claim.

Topography and Physiography

The topographic relief throughout most of the claims is steep as a result of the two large canyons housing Ewer and McGregor Creeks.  The northern half of the WC1 property as it lies at or near the bottom of the Ewers Creek Canyon.  From here the terrain rises in a series of vertical cliffs 10-20 metres in height from an elevation of 875 metres (2400 ft.) above sea level to the gently rolling Thompson Plateau with a maximum elevation of 1433 metres (4700 ft.) on the southern edge of the WC2 claim.

Vegetation includes birch, spruce and minor hemlock and cedar, with local areas containing the typical open bush and dry grass of the Okanagan Valley.  Exploration is arduous due to the topography and a large amount of deadfall contained on the slopes.  Where logged there is undergrowth of tag alder

Property Status

The WC1 & WC2 claims consist of the following mineral claim, located within the Vernon Mining District:

Claim Name	Tenure Number	Units	Record Date

WC1	391701	20	01/31/02
WC2	391702	20	01/31/02

The current owner Mr. Terry Cook located at U13 - 601 W. Broadway, Vancouver, B.C.  Acceptance of this report will bring the surrender date to January 26 & 27, 2003 for the WC1 and WC2 claims respectively.

Property History

No history of any note has been found regarding area covering the WC1 1 & WC2 claims but they are in close proximity to the Klinker Precious Opal Prospect.

The Klinker and Ewer claims were staked in 1991,1992 respectively by R.W. York-Hardy to cover the first significant discovery of precious opal in British Columbia and in Canada.  In 1995 and 1996, the deposit was bulk sampled using mechanized equipment.  Numerous nodules and veins of precious opal have been located in several pits on the site.  To date a total of 24 claims have been staked at this site.

GEOLOGICAL SETTING

Regional Geology

The WC1 & WC2 Claims are situated in the Quesnel Terrain or Quesnellia; the most eastern of the clearly allochthonous terranes in the Canadian Cordillera.  This Quesnel Terrane lies in the eastern Intermontane belt between the metamorphic Omineca Crystalline Belt on the east and the oceanic rocks of the Cache Creek Terrane to the west.  It occupies the lowest consists of two parts; the Harper Ranch Subterrane to the northwest and the Okanagan Subterrane to the southeast.  The Harper Ranch Group occupies the lowest recognized stratigraphic unit of Quesnellia.

The Harper Ranch Subterrane includes Paleozoic arc-volcanic, limestone, clastic rocks containing highly altered andesites, volcanoclastics and associated mudstones, argillites and massive limestone originally mapped as the eastern facies of the Cache Creek Group by Jones (1949). Subsequent mapping and stratigraphy work by Smith (1976), following Sada and Danner's (1976) reference to the Harper Ranch beds, gave it the name the Harper Ranch Group.

The southern half of the WC2 claim exposes a portion of the eastern side of a large Tertiary Basin, 30 km wide and 150 km. Long, stretching from Trepanier on the west side of Okanagan Lake northwest to the South Thompson River just east of Kamloops.  Stratigraphy of the basin is as follows from Ewing (1981):

KAMLOOPS GROUP:

DEWDROP FORMATION

Volcanic section of the Kamloops Group characterized by black, chocolate brown basalt/andesites with minor dark grey basalts that weather maroon, rusty red, terra cotta brown, khaki brown and light buff.  Also include within this assemblage is the minor interbedded tuffs, tephras and top flow breccias.

TRANQUILLE FORMATION

This formation is typically tuffaceous sediments, lahars, lithic greywacke and minor grey black shales that have locally filled the paleographical lows at or near the base of the Eocene and form lenses up to 200 metres in thickness and a few kilometres long.

CHU CHUA FORMATION

The basal sedimentary lenses located along the northeastern edge of the basin near the Thompson River belong to the Chu Chua Formation. Sedimentary breccia and subangular pebble to cobble conglomerate characterize these lenses which develop almost to the exclusion of fine clastic sediments.

____________________________ ANGULAR UNCONFORMITY

HARPER RANCH GROUP (CARBONIFEROUS/PERMIAN AGE)

PROPERTY GEOLOGY AND DISCUSSION

Preliminary prospecting by the author on the WC1 & WC2 was initiated to examine the economic potential claims because their proximity to the Klinker Precious Opal Prospect.

The field mapping was performed to confirm and ascertain the geology, stratigraphy and structure of the Harper Ranch Group in two areas not explored in the prospecting. These areas are:

1. the canyon of Ewer's Creek in the northern section of WC1 and
2. the eastern sections of both claims east and south of the road near the legal corner post and south into the McGregor Creek Canyon.

Topography made the mapping arduous.

STRUCTURE

A large portion of the WC 1 & WC2 claims are underlain by the volcanic and sedimentary rocks of the Harper Ranch Group with the dominant lithology located as outcrop on the property being the andesite flows, top-flow breccias and associated lapilli tuffs.  General strike of these units is 340degrees.  Two bands of calcareous argillites with minor siltstones mark the sides of a tightly folded syncline whose axial plane strikes parallel to the general trend at 340 degrees and appears to plunge to the northwest.  The lapilli tuff and argillite unit on the western edge of the syncline is intensely deformed and it appears to be compressed from the west.  There was not enough outcrop exposure to ascertain predominate fault structures within the Harper Ranch Group but liniments see in air photos are possibly late faulting associated with Tertiary volcanism.  These indicate a set of normal faults striking north/south with a downthrow on the western side.  Ewer and McGregor Creeks follow old regional fault structures that are generally strike east-west.

Two angular unconformities are seen within the mapping area.  The upper unconformity marks boundary between the upper massive limestone and lower volcanoclastic sequences of the Harper Ranch Group.  The second unconformity marks the paleosurface on which the sediments and volcanics of the Kamloops Group are laid.  This unconformity dips gently to the west at about 10 degrees.

STRATIGRAPHY

Eleven distinct geological units were recognized and confirmed:

KAMLOOPS GROUP (TERTIARY)
(UNITS FOUND ON THE SOUTHERN HALF OF WC2)

DEWDROP FORMATION

Unit 11:

Basalt/Andesite and Top Flow Breccias:  Dominating the southern area of WC2 this unit is fresh unaltered locally scoriacous and amygdaloidal; black, chocolate brown in colour with minor maroon, rusty red, terra cotta brown sections.  Fine flow banding characterized by flows 2-4 mm in thickness is also seen.

Unit 10:

Lapilli Tuff:  Fresh unaltered black to dark green grey volcanoclastic forming lenses and reefs within the above basalt.  Unit is characterized by well-rounded lapilli up to 5 cm. in diameter.  The basal members of this unit are locally filled with abundant agate.

TRANQUILLE FORMATION

Unit 9:

Matrix Dominant Lahar:  Yellowish-brown to red weathering, well-bedded volcanoclastic/arkosic.  Lithologies include immature tuffaceous wacke, arkose, minor siltstone and sandstone and layers of lapilli tuff.  Locally angular clasts of scoreacous basalt and andesite up to 15 cm. in width occupy as much as 40% of the rock.  Individual beds vary from 2 mm to 25 cm in thickness with colour varying from pale yellow to dark yellow brown.  The rock is soft but well lithified.  Outcrops of this unit were difficult to isolate due to the extreme topography.

Unit 8:

Lapilli Tuff:  Dark green, dark green grey outcropping near the edge of the above unit and contains abundant agate.

Unit 7:

Clast Dominant Lahar:  Reddish to maroon weathering, variably resistant, Massive Heterolithic.  Blocks of mostly basalt occur as well rounded clasts less than or equal to 30 cm. in diameter in a medium to coarse grained arkosic/tuff matrix.  This unit contains abundant agate sometime occupying more than 50% of the rock.

__________________________ANGULAR UNCONFORMITY____________________________

HARPER RANCH GROUP (CARBONIFEROUS/PERMIAN)

Unit 6:

Limestone:  Massive, very fine grained white to light grey in colour.

__________________________ANGULAR UNCONFORMITY____________________________

Unit 5:

Andesitic Top Flow Breccia:  Massive, dark green to black, very fine grained siliceous with very minor Lapilli Tuff.  Breaks with a concoidal fracture and is characterized by hornblende and augite occurring as tiny black grains.  This unit outcrops on the upper elevations.

Unit 4:

Lapilli Tuff:  Massive to weakly fractured, mottled dark green to black in colour, characterized by rounded lapilli up to 4 mm in diameter within a fine ash tuff matrix.  Weathers to a light brown to khaki on the surface with a powder like coating.  Locally the unit forms a debris flow with large blocks of this unit cemented by ash tuff.

Unit 3:

Argillite:  Black to rust coloured, highly folded, calcareous, moderately fractured with fractures containing quartz, calcite and locally 1 - 2 % pyrite.

Unit 2:

Andesitic Flows / Agglomerate:  Occupying the lower topographic zones on the property, this unit is a mottled dark green to black in colour, more intensely altered and deformed than above units.  Agglomerate characterized by angular fragments of andesite up to 20 mm in diameter within a fine tuff matrix.  Contacts between units 1 and 2 were difficult to ascertain.

Unit 1:

Diorite (?):  Forming pods and zones within andesitic flows of unit 2.  A highly altered more mafic coarse grained end member.  This unit is anomalous in Ni-Cr. Dark green to black in colour, it contains amber coloured quartz eyes and locally 1- 2 % pyrite.

CONCLUSIONS AND RECOMMENDATIONS

No economic minerals were found in the geological mapping performed on the property.  Geology of the WC1, WC2 claims consists largely of the volcanics and associated volcanoclastic lapilli tuffs with minor calcareous argillites of the Carboniferous/Permian Harper Ranch Group.  An unconformity marks the paleosurface of the Harper Ranch Group onto which the volcanoclastic sediments of the Tranquille Formation and the basalt/andesites of the Dewdrop Formation of the Kamloops Group is laid.  This unconformity dips to the west at 10 degrees transects the WC2 claim in a northwest- southeast direction

To assist in the mapping for structure within the Harper Ranch Group it is recommended that if time permits a geophysical survey (EM - 16) might be performed to isolate fault planes.

There is a potential for a discovery of high-grade precious opal within the altered red and purple coloured lahar and lapilli tuff found on the unconformity east of the Klinker Prospect.  Abundant agate was seen within this unit below the road on the southwestern boundary of WC2 but due to topography (bottom of the canyon) no further work is recommended at this time.

REFERENCES

Church , B.N. (1979): Tertiary Stratigraphy and Resources Potential in South central British Columbia; in Geological Fieldwork 1978, B.C. Ministry of Energy, Mines & Pet. Res., Paper 1979-1. pages 7-15.

Church , B.N. (1980): Geology of the Terrace Mountain Tertiary Outlier; B.C. Ministry of Energy, Mines & Pet. Res., Revised Preliminary Map 37.

Jones, A.G. (1959): Vernon Map-area, British Columbia; Geological Survey of Canada, Memoir 296, 186 pages

Read, P.B. (1996): Industrial Mineral Potential of the Tertiary Rocks, Vernon (82L) and Adjacent Map Areas; in Geological Fieldwork 1995, B. Grant and J.M. Newell Editors, B.C. Ministry of Energy, Mines & Pet. Res., Paper 1996-1. pages 207-218.

Smith, R.D. (1978): The Geology of the Harper Ranch Group; Unpublished M. Sc. Thesis, University of British Columbia

STATEMENT OF QUALIFICATIONS

I William E. Lumley of the city of Vancouver, Province of British Columbia, do hereby certify that:

1.    I am a consulting geologist resident at #338 - 500 Dunsmuir Street, Vancouver, British Columbia V6B-1Y2.

2.    I have been practicing my profession for twenty five years in Canada, United States and Internationally.

3.    I am a Graduate of the University of Waterloo with a Bachelor of Science Degree in Geology.

4.    This report is based on knowledge of the claims gained from mapping activity described herein.

5.    I hold no beneficial interest in the WC1 & WC2 claims.

/s/ William E. Lumley

__________________________

William E. Lumley B. Sc.

GEOLOGICAL UNITS

KAMLOOPS GROUP: (TERTIARY)

DEWDROP FORMATION

Unit 10:

Basalt/Andesite:  Fresh unaltered black to dark green grey predominately scoriaceous or porphyritic.

Unit 9

Lapilli Tuff:  Fresh unaltered forming lenses and reefs within the above basalt.  The basal members of this unit are locally filled with abundant agate.

TRANQUILLE FORMATION

Unit 8:

Matrix Dominant Lahar: Yellowish-brown to red weathering, well-bedded.  Locally angular clasts of scoriaceous basalt and andesite up to 15 cm. in width locally occupy 40% of the rock.  Beds vary from 2 mm. to 25 cm in thickness with colour varying from pale yellow to dark yellow brown.

Unit 7:

Lapilli Tuff: Dark green, dark green grey outcropping near the edge of the above unit and contains abundant agate.

Unit 6:

Clast Dominant Lahar: Reddish to maroon weathering, variably resistant, massive heterolithic.  Blocks of mostly basalt occur as well rounded clasts less than or equal to 30 cm. in diameter in a medium to coarse-grained arkosic/tuff matrix.  This unit contains abundant agate sometime occupying more than 50% of the rock.

__________________ANGULAR UNCONFORMITY________________

HARPER RANCH GROUP (Carboniferous/Permian)

Unit 5 Andesitic (?):

Top Flow Breccia: Massive moderately altered very dark green to dark green gray characterized by angular fragments up to 20 cm in width set in a tuffaceous matrix.  This unit is closely associated with the unit below with the actual boundaries difficult to determine.

Unit 4: Lapilli Tuff:

Dark green to black , moderate to weakly altered with rounded lapilli up to 4 mm in diameter within a fine ash tuff matrix.  This unit forms the predominate unit within the prospecting area.  Generally massive to weakly fractured.

Unit 3:

Argillite with minor Siltstone: Black to rust coloured, calcareous, moderately fractured with fractures containing quartz, calcite and locally 1 - 2 % pyrite.

Unit 2 Diorite (?):

Highly altered dark green to black more mafic coarser grained and overall less sheared and fractured than Unit 1 containing amber coloured quartz eyes and 1- 2 % pyrite.

Unit 1 Greenstone (Andesite?):

Dark green to black highly altered sheared and fractured certainly the basal member of the HARPER RANCH GROUP as it is very highly altered.

GEOLOGICAL LEGEND

Bedding with dip                                        Opal

Flow banding with dip                                    Agate

Geological Boundary Assumed